ASSET PURCHASE AGREEMENT

by and among

FOCUS TECHNOLOGY GROUP LLC

and

HYPERFEED TECHNOLOGIES, INC.

Dated as of February 16, 2005

TABLE OF CONTENTS

Exhibits

EXHIBIT A	Form of IPAssignment Agreement
EXHIBIT B-1	Form of Margolis Employment Agreement
EXHIBIT B-2	Form of Tonkin Employment Agreement
EXHIBIT C	Form of License Agreement
EXHIBIT D	Form of Bill of Sale and Assignment and Assumption Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of February 16, 2005 (the “Agreement”), by and among FOCUS TECHNOLOGY GROUP LLC, a Delaware limited liability company (the “Seller”) and HYPERFEED TECHNOLOGIES, INC., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is a provider of algorithmic trading technologies to the financial services industry (the “Business”);

WHEREAS, as a material inducement for Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller and each of John Margolis, Bruce Tonkin and Jason Zilka, will enter into an Intellectual Property Assignment Agreement in the form attached hereto as Exhibit A, which shall become effective as of the Closing (each an “IP Assignment Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement, John Margolis will enter into an Employment Agreement with Purchaser in the form attached hereto as Exhibits B-1 (the “Margolis Employment Agreement”), and Bruce Tonkin will enter into an Employment Agreement with Purchaser in the form attached hereto as Exhibits B-2 (the “Tonkin Employment Agreement” and together with Margolis Employment Agreement, the “Employment Agreements”), each of which shall become effective as of the Closing,

WHEREAS, as a material inducement for Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser and Seller will enter into a license agreement providing for a limited license to Seller of the SORTT Application Software in the form attached hereto as Exhibit C (the “License Agreement”), and

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, certain of the assets, rights and properties owned, used or held for use in connection with the Business, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:

“Accrued First Year Earn-out Payments” shall mean the aggregate amount of Earn-out Payments accrued pursuant to Section 3.5(a)(i) (whether or not actually paid to Seller) during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

“Acquired Contract” shall have the meaning specified in Section 4.13(b).

“Action” shall mean any claim, action, charge, complaint, suit, arbitration, grievance, inquiry, proceeding or investigation by or before any Governmental Authority or duly appointed arbitration authority.

“ADR” shall have the meaning specified in Section 11.14(a).

“affiliate” shall mean, with respect to any specified Person, any other Person, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” shall have the meaning specified in the preamble to this Agreement.

“Allocation Statement” shall have the meaning specified in Section 2.5(a).

“Assets” mean assets, properties and rights of every kind and description whatsoever (whether inchoate, tangible or intangible), including real, personal and mixed property.

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“Bill of Sale and Assignment and Assumption Agreement” shall have the meaning specified in Section 3.3.

“Business” shall have the meaning set forth in the recitals to this Agreement.

“business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“Closing” shall have the meaning specified in Section 3.2.

“Closing Date” shall have the meaning specified in Section 3.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

“Consent” shall mean any consent, approval, authorization, permission, ratification, waiver, permit, grant, franchise, variance, clearance, qualification, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person other than a Governmental Authority.

“Contract” shall mean any agreement, contract, lease, license, consignment arrangement, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied) that is legally binding.

“control” (including the terms “controlled by” and “under common control with”) shall mean, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Controlling Party” shall have the meaning specified in Section 10.3(c).

“Disclosure Schedule” shall mean the Disclosure Schedule of Seller attached hereto, dated as of the date hereof, and forming a part of this Agreement.

“Earn-out Payment” shall have the meaning specified in Section 3.5.

“Earn-out Period” shall mean period beginning on the Closing Date and ending on the last day of Purchaser’s fiscal quarter ending immediately prior to the third anniversary of the Closing Date.

“Earn-out Statement” shall have the meaning specified in Section 3.5(c).

“Employment Agreement” shall have the meaning specified in the preamble to this Agreement.

“Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement, ownership interest, option, right of first refusal, easement, encroachment, indenture, right of way, deed of trust, lease, security agreement or restriction of any kind.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 2.2.

“Excluded Liabilities” shall have the meaning specified in Section 2.4.

“Financial Statements” shall have the meaning specified in Section 4.5.

“First Installment” shall have the meaning specified in Section 3.1(b).

“GAAP” shall mean United States generally accepted accounting principles and practices as in effect from time to time, consistently applied.

“Governmental Authority” shall mean any national, federal, state, provincial, municipal, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission, any court, tribunal or other judicial body and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Order” shall mean any domestic or foreign decision, order, writ, judgment, injunction, decree, stipulation, award (including awards of any arbitrator), subpoena or determination, both as presently existing or as may become effective in the future, by any Governmental Authority or duly appointed arbitrator.

“Improvements” means any and all developments, modifications, new models, extensions, new additions, improvements, upgrades, enhancements, inventions, discoveries or any other change or improvement to the SORTT Application Software for purposes of distribution to the financial services industry, whether or not patentable.

“Indebtedness” shall mean, without duplication, (i) the principal of or interest accrued on (a) indebtedness for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations issued or assumed as the deferred purchase price of property (but excluding accounts payable arising in the ordinary course of business consistent with past practice); (iii) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction servicing obligations of a Person or of a type described in clauses (i) and (ii) above and (iv) and (v) below, but only to the extent of the obligation secured; (iv) all obligations to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; and (v) all guarantees of obligations of the type referred to in clauses (i) through (iv) of other Persons.

“Indemnified Persons” shall have the meaning specified in Section 10.2(b).

“Indemnifying Person” shall have the meaning specified in Section 10.3(b).

“Indemnity Cap” shall have the meaning specified in Section 10.4(a).

“Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property, collectively.

“Inventory” shall mean all inventory, wherever located, including raw and recycled materials, work-in-progress and finished goods inventories, supplies and spare parts used or held for use in relation to the Purchased Assets or the Business.

“IP Rights” shall mean any or all of the following throughout the world: (i) all patents, patent application, and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents that issue therefrom (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary or confidential information, know-how and technology (“Trade Secrets”); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications (“Copyrights”); (iv) all corporate names, trade names, logos, trademarks and service marks, trademark and service mark registrations and applications and Internet domain names (“Trademarks”); (v) all computer software of any kind and in any form (including source code and executable code), databases and data, and all related documentation (“Software”); and (vi) all other intellectual property rights.

“IRS” shall mean the Internal Revenue Service of the United States.

“knowledge” shall mean, with respect to any specified Person, (i) if such Person is an individual, the knowledge, after reasonable investigation, of such Person, and (ii) if such Person is not an individual, the knowledge, after reasonable investigation, of any officer of such Person and any individual having significant responsibility for the subject matter in question.

“Law” shall mean any constitution, statute, law (including common law), ordinance, regulation, rule, code, Governmental Order, treaty, tariff or other requirement enacted, enforced, entered or promulgated by any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or any tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“License Agreement” shall have the meaning specified in the preamble to this Agreement.

“Licensed Intellectual Property” shall mean all IP Rights licensed or sublicensed to Seller from a third party.

“Losses” mean any and all losses, Actions, charges, complaints, disputes, demands, Governmental Orders, assessments, damages, dues, penalties, fines, amounts paid in settlement, Taxes, liens, costs and expenses (including interest, penalties and reasonable attorneys and accountants’ fees and disbursements) or diminution of value, of any nature whatsoever, including all or any such portion thereof that may occur or relate to the period after Closing.

“Material Adverse Effect” shall mean any fact, event, change, development or effect that, individually or when taken together with any other facts, events, changes, developments or effects, is or could reasonably be expected to be materially adverse to the Business, Purchased Assets or operations, net assets, results of operations, prospects or condition (financial or otherwise) of Seller taken as a whole.

“Material Contracts” shall have the meaning specified in Section 4.13.

“Maximum Earn-out Payment” shall have the meaning specified in Section 3.5(b).

“Non-Compete Period” shall mean the period beginning on the date hereof and ending on the fourth anniversary of the Closing Date; provided that, if during the Earn-out Period, Seller becomes entitled to an aggregate amount of Earn-out Payments that is less than the Maximum Earn-out Payment pursuant to Section 3.5(a), Non-Compete Period means the period beginning on the date hereof and ending on the third anniversary of the Closing Date.

“Non-controlling Party” shall have the meaning specified in Section 10.3(c).

“Objection Notice” shall have the meaning specified in Section 3.5(c).

“Owned Intellectual Property” shall mean all IP Rights owned by Seller.

“Permit” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Encumbrances for Taxes, assessments, charges, levies or other claims not yet delinquent, or the validity of which are being contested in good faith; and (ii) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens for amounts not yet delinquent, or the validity of which are being contested in good faith.

“Person” shall mean any individual, partnership, firm, corporation, company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Purchase Price” shall have the meaning specified in Section 3.1(b).

“Purchased Assets” shall have the meaning specified in Section 2.1.

“Purchaser” shall have the meaning specified in the preamble to this Agreement.

“Purchaser Indemnified Parties” shall have the meaning specified in Section 10.2(a).

“Registered IP Rights” shall mean all: (i) Patents; (ii) Trademarks; and (iii) Copyrights; in each case that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority.

“Resolution Period” shall have the meaning specified in Section 3.5(c).

“Review Period” shall have the meaning specified in Section 3.5(c).

“Second Installment” shall have the meaning specified in Section 3.1(b).

“Seller” shall have the meaning specified in the preamble to this Agreement.

“Seller Contract” means any Contract: (i) to which any Seller is a party; (ii) by which any Seller or any Purchased Asset is or may become bound or subject to any obligation; or (iii) under which the Business has or may acquire any right or interest.

“Seller Financial Statements” shall have the meaning specified in Section 4.5(a).

“Seller Indemnified Parties” shall have the meaning specified in Section 10.2(b).

“Seller Software” shall have the meaning specified in Section 4.14(f).

“SORTT Application Software” shall mean the proprietary software application developed, marketed or licensed by Seller as Smart Order Routing Technology for Traders and/or Smart Order Routing for Trading Technologies, together with any Improvements.

“SORTT Licensing Revenue” shall mean, with respect to any determination period, the revenue recognized by Purchaser, or any successor thereto, in accordance with GAAP during such period that is directly attributable to licensing the SORTT Application Software.

“Subsidiary” shall mean, with respect to any Person, any other corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, unincorporated association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, fees, levies, duties, tariffs, imposts, and other like charges (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) imposed by any Governmental Authority, including, (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital gains, capital stock or shares, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, or gains taxes; and (iii) customs duties, tariffs, and similar charges. “Tax” or “Taxes” shall also mean any liability for payment of amounts described in the preceding sentence, whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law, and liability for the payment of any amounts described above as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Returns” shall mean all reports, returns, declarations, statements, elections, disclosures, schedules, estimates, information returns or other information required to be supplied to a Governmental Authority in connection with Taxes.

“Third Party Proceeding” shall have the meaning specified in Section 10.3(a).

“Transaction Documents” shall mean, collectively, this Agreement, the IP Assignment Agreements, the Employee Agreement and the License Agreement, and every other agreement, certificate, instrument and document executed or delivered in connection with the transactions contemplated under this Agreement.

“Transfer Taxes” means all federal, state, local, foreign, or other sales, use, transfer, real property transfer, mortgage recording, stamp, duty, value-added and similar Taxes that may be imposed by reason of the transfer and delivery of the Business, the Purchased Assets or the Assumed Liabilities in connection with the transactions contemplated by this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and Seller’ affiliates all of the Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The “Purchased Assets” shall include all of the Assets of Seller, wherever located and whether tangible or intangible, except for Excluded Assets.

Section 2.2. Excluded Assets. Notwithstanding the foregoing, Seller will retain all right, title and interest in and to, and the Purchased Assets will not consist of, any of the assets listed in Section 2.2 of the Disclosure Schedule (the “Excluded Assets”).

Section 2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement (including all representations, warranties and indemnification obligations of Seller to Purchaser and/or its affiliates and Purchaser Indemnified Parties in this Agreement and the other Transaction Documents), Purchaser hereby agrees to assume, perform, pay and discharge the liabilities and obligations of Seller specifically listed in Section 2.3 of the Disclosure Schedule (the “Assumed Liabilities”).

Section 2.4. Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of any of Seller or any of Seller’ affiliates, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, matured or unmatured or due or to become due, other than the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”).

Section 2.5. Allocation of Purchase Price.

(a) Purchaser and Seller shall within ninety (90) days hereof mutually agree upon the allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets and, to the extent required by Law, also set forth such allocation on an IRS Form 8594 (including any required exhibits thereto) prepared in accordance with Section 1060 of the Code, and on such other forms or schedules as may be required under the Law of any applicable foreign Governmental Authority (collectively the “Allocation Statement”).

(b) Purchaser and Seller will promptly inform each other in writing of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.5 and agree to consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge.

ARTICLE III

PURCHASE PRICE AND CLOSING

Section 3.1. Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale, transfer, assignment, conveyance and delivery by Seller of the Purchased Assets to Purchaser, Purchaser shall assume the Assumed Liabilities and shall pay:

(a) to Seller at Closing, an amount equal to (i) two hundred and fifty thousand dollars ($250,000) minus (ii) the State of Illinois Amount, by wire transfer in immediately available funds to the bank account or accounts identified on Section 3.1(a) of the Disclosure Schedule;

(b) to Corp-Link Services, Inc. on behalf of Seller in full satisfaction of any outstanding filing fees or other amounts owed thereto (the “State of Illinois Amount”) at Closing, an amount equal to $4,900 by check delivered to the address identified on Section 3.1(b) of the Disclosure Schedule (the amounts paid pursuant to Sections 3.1(a) and (b) are referred to herein as the “First Installment”); and

(c) on the date that is the first business day after the one year anniversary of the Closing Date, an amount, if positive, equal to (i) one hundred thousand dollars ($100,000) minus (ii) the Accrued First Year Earn-out Payments, by wire transfer in immediately available funds to the bank account or accounts identified on Section 3.1 of the Disclosure Schedule (the “Second Installment” and together with the First Installment and any Earn-Out Payments pursuant to Section 3.5, the “Purchase Price”).

Section 3.2. Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at Jenner & Block LLP, One IBM Plaza, Chicago, Illinois 60611 (the day on which the Closing takes place being referred to herein as the “Closing Date”).

Section 3.3. Closing Deliveries of Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a) an IP Assignment Agreement, duly executed by Seller and each of John Margolis, Bruce Tonkin and Jason Zilka;

(b) the Employment Agreements, duly executed by John Margolis and Bruce Tonkin, respectively;

(c) a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit D (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by Seller;

(d) the License Agreement, duly executed by Seller;

(e) a written copy of all Consents identified in Section 3.3 of the Disclosure Schedule, including a consent executed by the managing member of Seller acknowledging that, in providing certain sales and marketing services related to the SORTT Application Software to Purchaser prior to Closing, John Margolis may have acted in a manner that is inconsistent with his obligations to Seller and its members and waiving any possible cause of action Seller may have against Mr. Margolis or Purchaser in connection therewith; and

(f) such other instruments and documents as Purchaser may reasonably request to effectuate the sale, transfer, conveyance assignment and delivery to Purchaser of the Purchased Assets from Seller or Seller’ affiliates, free and clear of all Encumbrances in form and substance reasonably satisfactory to Purchaser.

Section 3.4. Closing Deliveries of Purchaser. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a) the Initial Installment;

(b) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;

(c) an Employment Agreement, with respect to each of John Margolis and Bruce Tonkin, duly executed by Purchaser; and

(d) the License Agreement, duly executed by Purchaser.

Section 3.5. Earn-out Payments.

(a) Subject to Sections 3.5(b) and (e), as additional Purchase Price, Seller shall be entitled to receive:

(i) with respect to each of Purchaser’s fiscal quarters ending within the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, an amount equal to thirty percent (30%) of SORTT Licensing Revenue during such fiscal quarter, if any, payable to Seller within ninety (90) calendar days following the end of such fiscal quarter; and

(ii) with respect to each of Purchaser’s fiscal quarters ending within the period beginning on calendar day following the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date, a payment equal to twenty-five percent (25%) of SORTT Licensing Revenue during such fiscal quarter, if any, payable to Seller within ninety (90) calendar days following the end of such fiscal quarter (each of the payments provided for in Clauses (i) and (ii) above are each referred to herein as an “Earn-out Payment” and collectively as the “Earn-out Payments”).

(b) Purchaser’s aggregate obligation to Seller under this Section 3.5 shall not under any circumstances exceed an amount equal to (i) three million and five hundred thousand dollars ($3,500,000) minus (ii) the Second Installment (the “Maximum Earn-out Payment”). Once Seller has received the Maximum Earn-out Payment, Purchaser shall have no further obligations under this Section 3.5.

(c) On or before the date each Earn-out Payment is due to Seller, Purchaser shall prepare and deliver to Seller a statement specifying in reasonable detail the calculation of the applicable Earn-out Payment (the “Earn-out Statement”). Seller shall have twenty (20) business days to review the Earn-out Statement from the date of its receipt thereof (the “Review Period”). On or prior to the expiration of the Review Period, Seller may deliver a written notice of objection (the “Objection Notice”) to Purchaser with respect to the Earn-out Statement. The Objection Notice shall specify in reasonable detail any proposed adjustment to the Earn-out Statement and the basis therefor, including in each case a specific dollar amount and reasonably detailed explanation of how such proposed adjustment was calculated. Except to the extent properly challenged in an Objection Notice as provided in this Section 3.5(c), Seller shall be deemed to have agreed to the Earn-out Statement in its entirety, and the agreed upon portions of or matters in the Earn-out Statement shall be final, binding, conclusive and non-appealable for all purposes hereunder. If Seller does not deliver an Objection Notice to Purchaser as provided in this Section 3.5(c) prior to the expiration of the Review Period, Seller shall be deemed to have agreed to the Earn-out Statement in its entirety, which shall thereupon be final, binding, conclusive and non-appealable for all purposes hereunder. If Seller delivers an Objection Notice to Purchaser prior to the expiration of the Review Period as provided in this Section 3.5(c), Purchaser and Seller shall, within thirty (30) days thereafter (the “Resolution Period”), attempt to resolve their differences, and any written resolution, signed by each of Purchaser and Seller, as to a disputed adjustment shall be final, binding, conclusive and non-appealable for all purposes hereunder. Following the end of the Resolution Period, either party may elect to have any such objection tendered to and resolved by a mutually acceptable firm of independent certified public accountants of recognized national standing to make a determination as to the subject matter of such objection, which determination shall be final and binding on the parties hereto for the purpose of this Agreement. If the parties cannot agree on an independent certified public accountant, it shall be Altschuler, Melvoin & Glasser (American Express Business Services).

(d) Seller shall, during the Review Period, have the right, upon prior written request, and through representatives of its choice, to make an examination of the records only insofar as they relate to the Earn-Out Statement and the information provided therein. In connection therewith, Purchaser shall, and shall use commercially reasonable efforts to cause its officers, directors, employees, agents, representatives, accountants and counsel to, provide Seller and its representative reasonable access, during normal business hours, upon reasonable prior written notice, to its offices and books and records only insofar as they relate to the Earn-Out Statement and the information provided therein; provided, however, that Seller and its representatives shall not unreasonably interfere with the business and operations of Purchaser.

(e) Seller hereby covenants and agrees that, upon request by Purchaser, it shall, from time to time, promptly execute and deliver a subordination agreement or agreements, in the form reasonably required by Purchaser’s future senior lenders, whereby, among other things, Seller subordinates its right to the Earn-out Payments, both as to priority of payment and security interest, to Purchaser’s future senior lender(s); provided that Seller shall have no obligations under this Section 3.5(e) if Purchaser is in default of its obligations to pay when due to Seller any Purchase Price, including Earn-out Payments, payable under this Asset Purchase Agreement, or is otherwise insolvent or generally unable to pay its bills as they become due. For purposes of clarity, the relative positions of the Seller, the Purchaser, and the Purchaser’s senior lenders shall be considered when determining the reasonableness of requests by Purchaser’s future senior lenders under this Section 3.5 (e). For purposes of this Section 3.5(e), the term “future senior lenders” shall mean (1) any party who has proposed to become a senior lender to Purchaser and who is not a senior lender to Purchaser on the date hereof, (2) PICO Holdings, Inc. (“PICO”) and Lakeside Bank (“Lakeside”), but only to the extent that PICO or Lakeside is either (a) extending new credit on a senior basis to Purchaser in a financing arrangement not in existence on the date hereof or (b) modifying in any material respect a financing arrangement with Purchaser in existence on the date hereof and extending additional credit on a senior basis to Purchaser under such existing financing arrangement and (3) Lakeside Bank, but only to the extent it is requiring a subordination agreement or agreements in connection with Purchaser’s existing senior financing with Lakeside following Purchaser’s fulfillment of its obligations under Section 3.1(b). Notwithstanding anything set forth herein to the contrary, Seller shall have no obligation to enter into any subordination agreement with any lender that impairs its rights to be paid the Purchase Price payable pursuant to Section 3.1(a), (b) or (c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser that, except as specifically set forth in the Disclosure Schedule delivered by Seller prior to the execution and delivery hereof:

Section 4.1. Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the necessary power and authority to own, lease and operate its properties and carry on its business as now being conducted. Seller is duly qualified or licensed and in good standing to conduct its business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2. Authority. Seller has all necessary power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which it is a party, the performance by it of all of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Seller. This Agreement and each of the other Transaction Documents to which Seller is a party has been duly executed and delivered by Seller, and this Agreement and each of the other Transaction Documents to which it is a party constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 4.3. No Conflict. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) violate, conflict with or result in the breach of any provision of the charter or bylaws (or similar organizational or governance documents) of Seller; (ii) conflict with or violate any Law or Governmental Order applicable to Seller or any of its Assets; (iii) result in or require the creation of any Encumbrance of any nature on any of the Purchased Assets pursuant to any Seller Contract; (iv) constitute a material violation of, be in conflict with, or constitute or create (with or without notice or lapse of time or both) a material breach, default, termination, cancellation or acceleration of any obligation under, any Seller Contract; or (v) permit any Governmental Authority to impose any material restrictions or limitations of any nature on the Business or any of the Purchased Assets.

Section 4.4. Permits.

(a) The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not require any Permit from or other order of, action by, filing with or notification to any Governmental Authority.

(b) Seller is not in violation of or default under any Permit used or held for use in connection with the Business, and no Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement. Seller currently has all Permits as are necessary for the conduct of the Business as currently conducted.

Section 4.5. Financial Statements.

(a) Seller has prepared and provided to Purchaser (i) the unaudited consolidated balance sheet and statement of operations as of and for the fiscal year ended 2004 (such financial statements, including the notes thereto, the “Seller Financial Statements”). The Seller Financial Statements (x) have been prepared from the books and records of Seller, and (y) fairly present in all material respects the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the periods referred to therein, except that the Seller Unaudited Financial Statements do not include notes and are subject to normal year-end adjustments, none of which is material.

(b) Seller has delivered to Purchaser a true and complete copy of the fixed asset register of Seller, as of December 31, 2004, which has been prepared from the books and records of Seller, and which will be updated as of the close of business on the business day immediately prior to the Closing Date.

Section 4.6. No Undisclosed Liabilities. There are no Liabilities (including Liabilities for Taxes) relating to the Business, other than (a) Liabilities expressly stated or reserved against on the balance sheet included in the Seller Unaudited Interim Financial Statements, (b) Liabilities incurred since September 30, 2004 in the ordinary course of business consistent with past practice (none of which is a Liability resulting from a breach of Contract, breach of warranty, fraud, tort, infringement or legal proceeding) and (c) Liabilities described in Section 4.6 of the Disclosure Schedule.

Section 4.7. Absence of Certain Developments. Since December 31, 2004:

(a) the Purchased Assets have been used and the Business has been operated only in the ordinary course of business consistent with past practice;

(b) none of Seller, and none of Seller’ affiliates in relation to the Business, has mortgaged, pledged or subjected to any Encumbrance any of its Assets;

(c) none of Seller, and none of Seller’ affiliates in relation to the Business, has commenced, settled or agreed to settle any Action;

(d) none of Seller, and none of Seller’ affiliates in relation to the Business, has (i) licensed, waived or relinquished any material right to or for the benefit of any other Person that affects the Purchased Assets or Purchaser’s use of the Assets; (ii) entered into any Contract relating to (A) the purchase or sale of any share capital, partnership interest or other equity interest in any Person, (B) the purchase of Assets constituting a business or (C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or personal property (whether as lessor or lessee) where the remaining rental payments exceed $2,500; (iv) canceled or compromised any debt or claim other than accounts receivable in the ordinary course of business consistent with past practice; (v) sold, transferred, licensed or otherwise disposed of any Assets in an amount greater than $2,500 in the aggregate; or (vi) permitted any of the Purchased Assets to be subjected to any Encumbrance;

(e) there has been no loss, destruction or damage to any Asset of any Seller or of any Seller affiliate in relation to the Business, whether or not insured, involving an amount greater than $2,500;

(f) none of Seller, and none of Seller’ affiliates in relation to the Business, has made any Tax election that adversely affects any of the Purchased Assets or the Business;

(g) none of Seller, and none of Seller’ affiliates in relation to the Business, has failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit;

(h) none of Seller, and none of Seller’ affiliates in relation to the Business, has written up or written down any of its Assets, individually or in the aggregate, in an amount greater than $2,500;

(i) none of Seller, and none of Seller’ affiliates in relation to the Business, has terminated or amended, or failed in any material respect to perform obligations, or suffered the occurrence of any default under, any Material Contract;

(j) none of Seller, and none of Seller’ affiliates in relation to the Business, has granted any rights or interests to any other Person with respect to any Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

(k) there has not been any event or development that has resulted in a Material Adverse Effect, and, no fact, event, circumstance or condition exists or has occurred that could be expected to result in a Material Adverse Effect; and

(l) none of Seller, and none of Seller’ affiliates in relation to the Business, has authorized, committed to or agreed to do any of the foregoing.

Section 4.8. Title, Sufficiency and Condition of Assets. Seller has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of Encumbrances, except Permitted Encumbrances. The Purchased Assets constitute all Assets required or used in the Business as conducted as of the date hereof and as of the Closing Date and as presently contemplated to be conducted. All Purchased Assets have been well maintained, are in good operating condition and repair (normal wear and tear excepted), and are adequate and suitable for the particular purpose for which they are being used or held for use and presently proposed to be used.

Section 4.9. Accounts Receivable. Seller has no accounts, notes, or trade receivables.

Section 4.10. Inventory. Seller has no Inventory.

Section 4.11. Litigation. Except as set forth in Section 4.11 of the Disclosure Schedule, there are no Actions pending or, to the knowledge of Seller, threatened by or against Seller, or affecting or involving any of the Purchased Assets or the Business. Seller is not subject to any material Governmental Order nor, to the knowledge of Seller, are there any such material Governmental Orders threatened, in each case, in relation to the Purchased Assets or the Business.

Section 4.12. Compliance with Laws. Seller and, to the extent applicable, Seller’s affiliates are conducting and have conducted the Business in compliance with all material Laws applicable to Seller and the Business.

Section 4.13. Material Contracts.

(a) For purposes hereof, the term “Material Contracts” shall mean all Contracts:

(i) for the purchase by any of Seller, or by any Seller affiliate in relation to the Business, with anticipated annual receipts, in the case of contracts with customers, in excess of $2,500 and in either case that are not terminable upon notice of 30 days or less without penalty, and in each case other than purchase orders entered into in the ordinary course of business;

(ii) relating to Indebtedness of Seller, or any Seller affiliate in relation to the Business;

(iii) relating to leases, licenses, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property of any of Seller or of any Seller affiliate in relation to the Business, provided in each case such Contract involves an amount in excess of $2,500 per annum;

(iv) relating to Leased Premises, rental or occupancy agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or other facilities relating to the Business;

(v) concerning any (A) Owned Intellectual Property, or (B) any other IP Rights;

(vi) that imposes any restriction on the right or ability of Seller or the Business to (A) compete with, or solicit the services or employment of, any other Person, (B) sell any product or other Asset, or perform any services in any geographical area, (C) acquire any product or other Asset or any services from any other Person, (D) transact business or deal in any other matter with any other Person, or (E) develop or license any Intellectual Property;

(vii) not otherwise described that are material to the conduct of the Business as currently conducted, or that are not entered into in the ordinary course of business, and that involve payments or expenditures by any of Seller or by any Seller affiliate in relation to the Business in excess of $2,500 in the aggregate.

(b) Section 4.13 of the Disclosure Schedule sets forth a complete list, as of the date hereof, of all Material Contracts (including all amendments thereto). Seller has heretofore made available to Purchaser true and correct copies of all Material Contracts. Each Material Contract that is included within the Purchased Assets (an “Acquired Contract”) is in full force and effect, constitutes a valid and binding obligation of the parties thereto and is enforceable in accordance with its terms. Each Seller or Seller affiliate, as the case may be, has performed, in all material respects, all of its obligations under each Acquired Contract, and none of Seller or Seller’ affiliates has received any notice of any default under each such Acquired Contract.

(c) No event or development has occurred and, to the knowledge of Seller, no fact, circumstance or condition exists, that (with or without notice or lapse of time or both) could reasonably be expected to (i) result in a violation or breach of any provision of any Acquired Contract by any of Seller or Seller’ affiliates; (ii) give any other Person the right to declare a default or exercise any remedy under any Acquired Contract; (iii) give any other Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Acquired Contract; (iv) give any other Person the right to accelerate the maturity or performance of any Acquired Contract; or (v) give any other Person the right to cancel, terminate or modify any Acquired Contract.

Section 4.14. Intellectual Property.

(a) The Intellectual Property includes all IP Rights necessary for, or used in, the operation of the Business as presently conducted and as presently proposed by Seller to be conducted with Turning Point Securities. All Licensed Intellectual Property that is necessary for the operation of the Business as presently conducted and as presently proposed to be conducted is licensed or sublicensed to Seller pursuant to a written agreement set forth on Section 4.13 of the Disclosure Schedule.

(b) Section 4.14(b) of the Disclosure Schedule sets forth a complete list of each item of Registered IP Rights and material Software included within the Owned Intellectual Property. Seller owns all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(c) Seller has not infringed, misappropriated or otherwise made unlawful use of any IP Rights of a third party, and the operation of the Business as currently conducted and as currently proposed to be conducted after the Closing will not infringe, misappropriate or otherwise make unlawful use of any IP Rights of any third party. Except as set forth in Section 4.14(c) of the Disclosure Schedule, Seller is not aware of any facts that indicate a likelihood of the foregoing, and Seller has not received any notices regarding any of the foregoing (including any demands or offers to license IP Rights from a third party). To the knowledge of Seller, no third party has infringed, misappropriated or otherwise made unlawful use of any Intellectual Property.

(d) All of the Owned Intellectual Property is valid and enforceable, and no claim by any third party contesting the validity, enforceability, ownership or use of any of the Owned Intellectual Property has been made, is currently outstanding or is threatened. To the knowledge of Seller, all of the Licensed Intellectual Property is valid and enforceable, and no claim by any third party contesting the validity, enforceability, ownership or use of any of the Licensed Intellectual Property has been made, is currently outstanding or is threatened.

(e) Seller has taken all reasonable and desirable actions to maintain and protect all of the Owned Intellectual Property so as not to adversely affect the validity or enforceability thereof, and no loss or expiration of any of the Owned Intellectual Property is threatened, pending or reasonably foreseeable, except for Owned Intellectual Property expiring at the end of their statutory term (and not as a result of any act or omission by Seller, including a failure to pay any required maintenance fees). To the knowledge of Seller, the owners of any Licensed Intellectual Property have taken all necessary and desirable actions to protect such Licensed Intellectual Property so as not to adversely affect the validity or enforceability thereof, and no loss or expiration of any of the Licensed Intellectual Property is threatened, pending or reasonably foreseeable, except for Licensed Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by the Company or the owner of such Licensed Intellectual Property, including a failure to pay any required maintenance fees). Seller has not disclosed any Intellectual Property of a confidential nature (including trade secrets and source code) to any third party, except pursuant to a written agreement set forth on Schedule 4.13.

(f) There is no defect, virus, timer, clock, counter, back door, time bomb, or other limiting feature or defect incorporated into any computer software included in the Intellectual Property (collectively, the “Seller Software”) that would erase data or programming, create a likelihood for a breach of security or confidentiality, or otherwise inhibit the proper operation of the Seller Software, or the ability or right of Purchaser to conduct the Business as currently conducted and as currently proposed to be conducted after the Closing.

(g) All persons or entities who worked in any capacity to develop all or any portion of the SORTT Application Software have been disclosed to Purchaser and have entered into an IP Assignment Agreement.

(h) Seller does not possess any registered trademarks or patents and does not have pending any applications to register trademarks or patents. Seller’s affiliates do not possess any registered trademarks or patents and do not have any pending any applications to register trademarks or patents, in each case, in respect of any aspect of the Purchased Assets.

Section 4.15. Current and Potential Customers. Section 4.15 of the Disclosure Schedule sets forth a complete and correct list of each past or present customer or client of the Business and each current prospect of the Business.

Section 4.16. Affiliated Transactions. There are no Contracts and other arrangements between Seller, on the one hand, and any of its affiliates, on the other hand.

Section 4.17. Taxes. With respect to each of Seller:

(a) Seller has duly and timely filed all Tax Returns (taking into account any extensions that may have been properly filed) that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Authority in a jurisdiction in which Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of Seller.

(b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person or third party. All forms required to be issued by Seller with respect to such Taxes (including Forms 1099, W-2 and similar forms required under foreign Laws) have been properly completed and timely filed.

(c) Neither Seller nor any employee responsible for Tax matters of Seller expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings have been threatened (orally or in writing) or are pending or being conducted with respect to Seller. Seller has not received from any foreign, federal, state, or local Governmental Authority (including jurisdictions where Seller has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against Seller. Section 4.17(c) of the Disclosure Schedule lists all foreign, federal, state and local Tax Returns with respect to the Business or the Purchased Assets for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Purchaser correct and complete copies of all foreign, federal, state and local Tax Returns, examination reports, and statements of deficiencies with respect to the Business or the Purchased Assets assessed against or agreed to by Seller filed or received since December 31, 2001.

(d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Section 4.17(e) of the Disclosure Schedule lists all Tax withholding requirements related to the transactions contemplated by this Agreement, pursuant to which Purchaser is required to withhold and pay over to any Governmental Authority part of the Purchase Price.

(f) Seller is not a party to or bound by any agreement or contract by which responsibility for Taxes is allocated or shared.

(g) There are no outstanding rulings of, or requests for rulings with, any Governmental Authority expressly addressed to Seller that are, or if issued would be, binding upon Seller for any period ending after the Closing Date.

(h) None of the Purchased Assets is an interest in any joint venture, partnership, or other arrangement or Contract the income and Taxes of which are by operation of Law or Contract allocated to and payable by the owners.

Section 4.18. Warranty Liabilities. To the knowledge of Seller, each product developed, sold, licensed, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and with respect to all of such products, Seller does not have any Liability (and, to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Seller does not have any Liability (and, to the knowledge of Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product developed, sold, licensed, or delivered by Seller.

Section 4.19. Brokers. Neither Seller nor any of its respective affiliates is a party to any Contract under which Purchaser or any of its affiliates could be obligated to pay any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.20. Seller’s Solvency. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

Section 5.1. Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2. Authority. Purchaser has all necessary power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the other Transaction Documents to which Purchaser is a party, the performance by Purchaser of all of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action on the part of Purchaser. This Agreement and each of the other Transaction Documents to which Purchaser is a party has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller and each other party thereto) this Agreement and each of the other Transaction Documents to which it is a party, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms and conditions, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, fraudulent conveyance and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

Section 5.3. No Conflict. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate, conflict with or result in the breach of any provision of the charter or bylaws of Purchaser; (ii) conflict with or violate any Law or Governmental Order applicable to Purchaser or any of its Assets; or (iii) constitute a material violation of, be in conflict with, or constitute or create (with or without notice or lapse of time or both) a material breach, default, termination, cancellation or acceleration of any obligation under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets is bound or subject.

Section 5.4. Governmental Filings and Permits. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification, to any Governmental Authority, except as described in a writing given to Purchaser on or before the date of this Agreement.

Section 5.5. Litigation. Except as set forth in a writing to Seller by Purchaser on the date of this Agreement, no claim, action or proceeding is pending, or to the knowledge of Purchaser, threatened, which seeks to delay or prevent the consummation of, or which could reasonably be expected to materially adversely affect, Purchaser’s ability to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which Purchaser is a party.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Confidentiality.

(a) Except as may be required for Tax purposes or by other applicable Law (provided in each such case that Seller shall have first given notice to Purchaser and reasonably cooperated with Purchaser in connection with Purchaser’s efforts to obtain a protective order or similar protection with respect to the information required to be disclosed), Seller shall not, and shall cause its affiliates not to, (i) retain any document, database or other media embodying any confidential or proprietary information which relate to the Business or constitute a part of the Purchased Assets or use, publish or disclose to any third person any such confidential or proprietary information or (ii) use, publish or disclose any confidential or proprietary information concerning the Business, the customers or suppliers of the Business or the terms of this Agreement and the transactions contemplated hereby.

(b) Seller shall notify Purchaser promptly upon discovery of any unauthorized use or disclosure of any information referred to in Section 6.1(a)(i) or (ii) above, and will cooperate with Purchaser in every reasonable way to help Purchaser regain possession of such information and to prevent its further unauthorized use.

Section 6.2. Consents and Permits. Seller shall obtain, at the expense of Seller, all Consents identified in Section 6.2 of the Disclosure Schedule. Purchaser shall cooperate and use commercially reasonable efforts to assist Seller in obtaining such Consents; provided that Purchaser shall not be required to pay any fee or make any payment to obtain any such Consent.

Section 6.3. Further Action. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may reasonably be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement, and to vest in Purchaser all right, title and interest in and to the Purchased Assets.

Section 6.4. Non-Competition; Non-Interference; Non-Solicitation.

(a) During the Non-Compete Period, Seller and Seller’s affiliates will not, directly or indirectly, engage as a principal, agent, partner, stockholder (other than as passive investor owning less than two percent (2%) of a publicly-traded company), member, consultant, lender or in any other capacity, in a business, directly or indirectly, that would be competitive with the Business or Purchaser’s business. During the Non-Compete Period, none of Seller or Seller’s affiliates will (i) solicit (or assist or encourage the solicitation of) any of the current employees, consultants, agents, or distributors of Purchaser, Seller or their respective affiliates; (ii) influence or attempt to influence any supplier, customer or potential customer of Purchaser or the Business to terminate or modify any written or oral agreement or course of dealing with Purchaser or the Business, or (iii) actively solicit to employ or retain, or arrange to have any other person or entity employ or retain, any person who is (on the date hereof) or is in the future be employed or retained by Purchaser or the Business as an employee, or in a similar such capacity.

(b) Seller agrees and acknowledges that in the absence of this Section 6.4, Purchaser would not have entered into this Agreement, and that Purchaser would suffer irreparable damages as a result of the breach of this Section 6.4. In the event of any actual or threatened breach by Seller or any of Seller’ affiliates of this Section 6.4, Purchaser, in addition to any other remedies available to it, shall be entitled to specific performance and/or injunctive relief in order to enforce or prevent such actual or threatened breach of this Section 6.4.

Section 6.5. Covenant to License SORTT Application Software. Until the end of the Earn-out Period, Purchaser shall:

(a) use commercially reasonable efforts to market and license the SORTT Application Software in a manner that is consistent with Purchaser’s past practices in marketing and licensing other products that has offered; provided, however, that nothing herein shall be construed as interfering in any manner with Purchaser’s sole and absolute discretion to make reasonable decisions with respect to pricing, investment, support, development, costs, personnel and other business decisions related to the marketing and licensing of any of its products and services, including the SORTT Application Software; and

(b) in its good faith reasonable judgment, allocate fees and royalties earned in respect of software licensed by Purchaser that includes as a component, or is bundled with, the SORTT Application Software, to SORTT Licensing Revenue in a manner that is generally consistent with the SORTT Licensing Revenue that would have been recognized by Purchaser if the SORTT Application Software were licensed by Purchaser on a stand-alone basis in an arms-length transaction.

Section 6.6. State of Illinois. Seller shall promptly take all actions necessary to qualify to do business in the State of Illinois, including the payment of all fees and/or fines associated with obtaining such qualification. Seller shall promptly deliver to Purchase a certificate of good standing certified by the Secretary of State of the State of Illinois confirming such qualification.

ARTICLE VII

TAX MATTERS

Section 7.1. Liability for Taxes. Seller is responsible for and will timely pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to periods prior to Closing.

Section 7.2. Tax Return Filing.

(a) Seller will file all Tax Returns required to be filed for periods prior to Closing with respect to the Business and the Purchased Assets, including such Tax Returns that are required to be filed after the Closing Date. Seller will prepare and file such Tax Returns no later than the due dates thereof, as such dates may be extended, in accordance with past practice to the extent permitted by applicable Law. Seller will pay all Taxes and other payments required to be paid for periods covered by such Tax Returns at the time such Tax Returns are filed.

(b) In the event that either any Seller or Purchaser is liable for any Taxes paid by the other party with respect to any Tax Return, reimbursement shall be made within ten (10) days after receipt of a request for such reimbursement.

Section 7.3. Tax Contests; Audit Responsibilities.

(a) Purchaser will, as to any Taxes allocated to Seller pursuant to this Article VII, promptly inform Seller of, and permit the participation of Seller in, any investigation, audit or other proceeding by or with the IRS or any other Governmental Authority and will not consent to the settlement or final determination in such proceeding without Seller’ written consent, which consent shall not be unreasonably delayed, conditioned or withheld. Each party shall bear its own costs for participating in such investigation, audit or other proceeding.

(b) In the event of a dispute between a Seller and Purchaser regarding the conduct or resolution of any audit, claim, dispute or controversy relating to Taxes, Purchaser shall determine the settlement or resolution with the Governmental Authority. If such settlement or resolution results in Seller paying more Taxes than would have been paid under Seller’ reasonable past practice, consistently applied, and Purchaser and Seller cannot agree on an equitable sharing of such additional Taxes, such dispute shall be referred to a nationally recognized accounting or law firm to serve as a tax arbitrator mutually acceptable to Seller and Purchaser. The decision of such tax arbitrator shall be final and binding, and its fees and costs shall be shared equally by the disputing parties. Each party shall bear its own costs for participating in such dispute resolution.

Section 7.4. Cooperation. Each of Seller and Purchaser shall provide assistance to each other party as reasonably requested in preparing and filing Tax Returns (including Tax Returns described in this Article VII) and responding to Tax audits or disputes with Governmental Authorities; make available to each other party as reasonably requested all information, records, and documents relating to Taxes concerning the Business or the Purchased Assets; and retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof) or applicable time for any appeals, if relevant.

Section 7.5. Transfer Taxes. Notwithstanding any requirement of Law, and notwithstanding anything else to the contrary in this Article VII, Seller will be responsible for and will pay any Transfer Taxes. Seller will file or cause to be filed any Tax Returns related to Transfer Taxes, to the extent applicable, no later than the due dates thereof, as such dates may be extended (provided, however, that if required by any Law, Purchaser will join in the execution of any such Tax Return). Seller will pay any Transfer Taxes required to be paid at the time Tax Returns related to such Transfer Taxes are filed. For the avoidance of doubt, if Purchaser is required by Law to pay a Transfer Tax, such Transfer Tax shall either (a) be paid by Seller on behalf of Purchaser, or (b) be paid by Purchaser, and the Purchase Price shall be reduced dollar-for-dollar by the amount of such Transfer Tax.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Survival. All representations and warranties set forth in this Agreement shall expire and terminate on the two-year anniversary of the Closing Date except (a) the representations and warranties contained in Sections 4.14 and 4.17, which shall survive until thirty (30) days after the expiration of the applicable statute of limitations (as may be extended by agreement with any Governmental Entity) and (b) the representations and warranties contained in Sections 4.2, 4.8, 4.19, and 5.2, which shall survive the Closing indefinitely. All covenants and other agreements contained in this Agreement or any other Transaction Document shall survive the Closing indefinitely or until terminated in accordance with its terms. No knowledge of, or investigation by or on behalf of, a party hereto shall constitute a waiver of such party’s right to enforce any covenant, representation or warranty contained herein by any of the other parties or affect the right of a party to indemnification. Notwithstanding anything herein to the contrary, each representation or warranty which is the subject of one or more claims asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to the related claim or claims until the final resolution thereof.

Section 8.2. Indemnification.

(a) Indemnification by Seller. Subject to the provisions of this Article VIII, from and after the Closing, Seller agrees to indemnify and hold harmless Purchaser and its officers, directors and affiliates (the “Purchaser Indemnified Parties”), against any and all Losses incurred or suffered by Purchaser Indemnified Parties, or any of them, as a result of (i) the breach of any representation or warranty made by Seller in this Agreement or in any Transaction Document to which Seller is a party; (ii) the breach of any covenant or agreement made by Seller or applicable to its affiliates in this Agreement or in any Transaction Document to which Seller is a party; (iii) any of the Excluded Liabilities; or (iv) any Tax liability of or allocated to Seller pursuant to this Agreement; or (v) any noncompliance by Seller with any “bulk sales” Laws or other similar Laws or codifications of Article 6 of the Uniform Commercial Code.

(b) Indemnification by Purchaser. Subject to the provisions of this Article VIII, from and after the Closing, Purchaser agrees to indemnify and hold harmless Seller and its officers, directors and affiliates (the “Seller Indemnified Parties” and together with Purchaser Indemnified Persons, the “Indemnified Persons”), against all Losses incurred or suffered by Seller Indemnified Parties, or any of them, as a result of (i) the breach of any representation or warranty made by Purchaser in this Agreement or in any Transaction Document to which Purchaser is a party; (ii) the breach of any covenant or agreement made by Purchaser in this Agreement or in any Transaction Document to which Purchaser is a party; or (iii) any of the Assumed Liabilities, except to the extent such Assumed Liability involves a breach of a representation or warranty or covenant made by Seller in this Agreement or any other Transaction Document.

Section 8.3. Proceedings Involving Governmental Authorities or Third Parties.

(a) The rights and obligations of Purchaser and Seller in connection with their respective indemnities pursuant to this Article X resulting from any claim or other assertion of liability by a third party (a “Third Party Proceeding”) shall be subject to the following terms and conditions:

(b) The Indemnified Person shall give prompt written notice of such Third Party Proceeding to the party from whom indemnification is sought (the “Indemnifying Person”), but the failure to give such notice or a delay in giving such notice shall not affect the Indemnified Person’s right to indemnification or the Indemnifying Person’s obligation to indemnify as set forth in this Agreement, except to the extent the Indemnifying Person’s ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is actually prejudiced thereby. Such written notice shall describe in reasonable detail the facts constituting the basis for such Third Party Proceeding and the amount of the potential Loss, in each case to the extent known. Within twenty (20) days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the Third Party Proceeding with counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall retain control of such Third Party Proceeding if (i) the Indemnifying Person elects not to assume control; (ii) the Indemnifying Person shall fail to undertake to defend such Third Party Proceeding, or diligently pursue or maintain such defense, within a reasonable time after receipt of notice thereof; (iii) there is a reasonable probability that such Third Party Proceeding may materially and adversely affect the Indemnified Person; (iv) the Indemnified Person reasonably concludes that the Indemnifying Person and Indemnified Person have conflicting interests with respect to such Third Party Proceeding; or (v) in cases where one or more of Purchaser Indemnified Parties is the Indemnified Party, the Third Party Proceeding (A) involves a claim for injunctive, equitable or other non-monetary relief or (B) relates in any way to Intellectual Property or IP Rights.

(c) The party not controlling such Third Party Proceeding (the “Non-controlling Party”) may participate therein at its own expense. The party controlling such Third Party Proceeding (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such Third Party Proceeding and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such non-privileged information as it may have with respect to such Third Party Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party with respect to such Third Party Proceeding. The Indemnifying Person shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Person shall not be required if the Indemnifying Person agrees in writing to pay all amounts payable pursuant to such settlement or judgment and such Third Party Proceeding includes as an unconditional term thereof a complete and irrevocable release of the Indemnified Person from all liability with respect to such Third Party Proceeding and has no injunctive, equitable or other non-monetary relief or other adverse effect on the Indemnified Person. The Indemnified Person shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld, conditioned or delayed.

Section 8.4. Limitation on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, and except in the event of intentional misrepresentation or willful misconduct on the part of Seller, Seller’s liability for indemnifying Purchaser Indemnified Parties pursuant to Section 10.2(a)(i), other than with respect to any breach of Sections 4.2, 4.8, 4.14, 4.17 or 4.19, shall not exceed an amount equal to the Purchase Price, as adjusted pursuant to Section 3.5 (the “Indemnity Cap”).

(b) Notwithstanding anything to the contrary in this Agreement, and except in the event of intentional misrepresentation or willful misconduct on the part of Purchaser, Purchaser’s liability for indemnifying Seller Indemnified Parties pursuant to Section 10.2(b)(i), other than with respect to any breach of Section 5.2, shall not exceed the Indemnity Cap.

Section 8.5. Exclusive Remedy. The parties hereby acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all monetary claims arising in connection with the transactions contemplated by this Agreement shall be pursuant to indemnification under Section 8.2.

Section 8.6. Set-off. Purchaser shall be entitled to set-off against any payments due and owing to Seller pursuant to the terms of this Agreement, including without limitation, pursuant to Sections 3.1(c) and 3.5, any and all amounts that may become due and payable from time to time to Purchaser by Seller pursuant to the terms of this Agreement, including without limitation, Seller’s obligations under Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs an expenses, whether or not the Closing shall have occurred.

Section 9.2. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication shall be deemed duly given (a) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or (c) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.2).

If to Purchaser, to:

HYPERFEED TECHNOLOGIES, INC.
300 South Wacker Drive, Suite 300
Chicago, Illinois 60606
Facsimile: 312.913.2900

Attn: Paul Pluschkell

with a copy to:

JENNER & BLOCK LLP
One IBM Plaza
Chicago, IL 60611
Attention: David Bronner, Esq.
Telecopy: (312) 840-8711

If to Seller, to:

FOCUS TECHNOLOGY GROUP LLC
c/o John Margolis
1027 Hillside Road
Northbrook, Illinois 60022

with copies to:

HALLETT & PERRIN
2001 Bryan Street
Suite 3900
Dallas, Texas 75201
Attention: Timothy R. Vaughan, Esq.

and

TECHNOLOGY ADVISORS GROUP, LLC
c/o David H. Crawford
99 Hogarth Lane
Glencoe, IL 60022
(847) 242-9926

Section 9.3. Public Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to consult the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

Section 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.5. Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 9.6. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller, in the case of Purchaser, and Purchaser in the case of Seller (which consent may be granted or withheld in the reasonable discretion of each such party). Notwithstanding the foregoing, Purchaser may freely assign to one or more of its affiliates any or all of Purchaser’s rights under this Agreement, including the right to acquire all or any part of the Purchased Assets at the Closing; provided that no such assignment shall relieve Purchaser of its obligations hereunder.

Section 9.7. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Article VIII concerning Indemnified Persons are intended for the benefit of such Persons.

Section 9.8. Amendment. This Agreement may not be amended, restated, supplemented or otherwise modified, except by an instrument in writing signed by Seller and Purchaser.

Section 9.9. Governing Law. This Agreement and all disputes arising out of or relating hereto shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely with the State of Delaware, without giving effect to any principles of conflicts of laws thereof or of any other jurisdiction.

Section 9.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.11. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.12. Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature.

Section 9.13. Specific Performance. The parties agree that Purchaser would suffer irreparable damage in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.14. Dispute Resolution.

(a) To the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, the dispute will be mediated by a mutually acceptable mediator to be chosen by Seller and Purchaser within fifteen (15) days after written notice by one of the parties seeking mediation. Neither party may unreasonably withhold consent to the selection of a mediator, however, by mutual agreement Seller and Purchaser may postpone mediation until each has completed specified but limited discovery with respect to a dispute. The parties may also agree to attempt some other form of alternative dispute resolution (“ADR”) in lieu of mediation, including by way of example and without limitation neutral fact-finding or a mini-trial.

(b) Any dispute which the parties cannot resolve through negotiation, mediation or other form of ADR within three (3) months of the date of the initial demand for it by one of the parties may then be submitted to a court having jurisdiction for resolution. The use of any ADR procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party. Nothing in this Section 9.14 will prevent any party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful, (ii) interim or other equitable relief from a court is necessary to prevent irreparable damage to Purchaser or Seller, or (iii) the three-month period referenced in the first sentence of this clause (b) shall have expired.

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IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer(s) to execute, this Agreement as of the date first written above.

FOCUS TECHNOLOGY GROUP LLC

By: /s/ John Margolis
Name: John Margolis
Title: Managing Member

HYPERFEED TECHNOLOGIES, INC.

By: /s/ Randall J. Frapart
Name: Randall J. Frapart
Title: SVP & CFO